EXHIBIT 99.1

June 17, 2005

CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
B. Clyde Preslar, VP, CFO and Secretary (704) 554-5540

FOR IMMEDIATE RELEASE

LANCE TO INCUR CHARGES DUE TO CEO CHANGE

     CHARLOTTE, NC, JUNE 17, 2005 — Lance, Inc. (Nasdaq: LNCE) today reported that its agreements with its former Chairman, President and Chief Executive Officer Paul A. Stroup, III will result in after-tax charges of approximately $1.5 million or $0.05 per share, on a diluted basis. The impact is almost entirely related to Mr. Stroup’s Executive Severance Agreement dated November 7, 1997, as amended, in connection with his termination of employment. These charges, which will affect second quarter and full year 2005 results, were not included in the Company’s previous full year 2005 earnings estimate of $0.88 to $0.91 per share.

     On May 11, 2005, the Company announced that David V. Singer had been named President and Chief Executive Officer to succeed Mr. Stroup.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.